Exhibit 10.2

SECURED PROMISSORY NOTE
$5,657,750     August 20, 2015
FOR VALUE RECEIVED, the undersigned, TRAVELZOO (EUROPE) LIMITED, a corporation organized under the laws of the United Kingdom (“Payor”), promises to pay to the order of TRAVELZOO (ASIA PACIFIC) INC., a Cayman Islands corporation (“Payee”), the principal sum of Five Million Six Hundred Fifty Seven Thousand Seven Hundred Fifty dollars ($5,657,750) (the “Principal”), plus interest from the date hereof, on the terms and subject to the conditions set forth below. This Secured Promissory Note (this “Note”) is being issued by Payor pursuant to the terms of that certain Securities Purchase Agreement (the “Purchase Agreement”), dated as of August 20, 2015, by and among Payor and Payee. Terms used but not otherwise defined in this Note shall have the meanings assigned to them in the Purchase Agreement.
1.Interest. Interest on the unpaid Principal shall accrue from the date hereof until payment in full at a fixed rate of seven percent (7%) per annum. Interest shall be calculated on the basis of a year of 365 or 366 calendar days, as applicable, and charged for the actual number of days elapsed.
2.Payment of Principal and Interest. The Principal shall be due and payable no later than August 20, 2018 (the “Maturity Date”). All accrued and unpaid interest shall be paid on a quarterly basis, with each quarter’s interest payment (each, an “Interest Payment”) occurring on the date that is forty-five (45) days following each March 31, June 30, September 30 and December 31 of each year; provided that if such day should fall on a day that is not a Business Day, Payor shall pay the applicable Interest Payment on the first (1st) Business Day thereafter. All payments hereunder shall be paid made in lawful money of the United States in immediately available funds to such account as Payee shall designate to Payor in writing at least three (3) Business Days before the relevant date for payment. Payor shall be entitled to deduct and withhold from each Interest Payment and the payment of Principal on or prior to the Maturity Date such amounts as Payor is required to deduct and withhold with respect to such payments under the Code, or under any applicable provision of state, local, or non-U.S. Tax law. To the extent that amounts are so withheld and paid over to the appropriate governmental authority by Payor, such withheld amounts shall be treated for all purposes of this Note as having been paid to Payee in satisfaction of the applicable Interest Payment or payment of Principal.
3.Prepayment. Payor may, at any time and from time to time, prepay this Note, in whole or in part, without notice to Payee and without penalty or premium. Any such prepayment shall be applied first to any accrued but unpaid interest and the remainder to outstanding Principal.
4.Security. Payor’s obligations under this Note shall be secured pursuant to that certain Deed of Charge, dated as of the date hereof, by and between Payor and Payee.
5.Events of Default. Notwithstanding any provision of this Note to the contrary, the entire outstanding Principal, and all accrued and unpaid interest thereon, shall become due and payable upon the happening of any one of the following events (each, an “Event of Default”):
(a)    subject to Payor’s Right of Offset under the Purchase Agreement, if Payor shall fail to pay any payment when due hereunder and such failure shall continue for a period of fifteen (15) days after the date written notice thereof has been provided to Payor; or
(b)    if Payor shall make an assignment for the benefit of creditors, or a trustee shall be appointed for Payor or for any substantial portion of its property, or any proceedings by or against Payor under any bankruptcy Law shall be commenced which shall continue undischarged or undismissed for a period of ninety (90) consecutive days; or

(c)    upon a change of control or dissolution of Payor.
In the event of an Event of Default, Payor shall promptly pay all reasonable and documented out-of-pocket costs and expenses, including, but not limited to, reasonable attorneys’ fees, incurred by Payee in enforcing any obligation of or collecting any payments due from Payor hereunder.
6.Notices. All notices shall be given in accordance with Section 7.1 of the Purchase Agreement or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith.
7.Severability. Any provision of this Note which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Note or affecting the validity or enforceability of such provision in any other jurisdiction.
8.Successors; Assignment. This Note shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer this Note or any of such party’s rights, interests or obligations hereunder without the prior written consent of the other parties hereto, and any attempt to do so will be null and void ab initio; provided that Payee may assign its rights under this Note to an entity controlling, controlled by, or under common control with, Payee; provided, further, that following the one year anniversary of the date hereof, Payee may assign its rights hereunder to any other third party upon the prior written consent of Payor, such consent not to be unreasonably withheld.
9.Replacement of Note. Upon Payor’s receipt of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note and, in case of loss, theft or destruction, of an indemnity satisfactory to Payor, or, in the case of mutilation, upon surrender and cancellation of this Note, and in all cases upon reimbursement by Payee of all out-of-pocket expenses incurred by Payor in connection therewith, Payor will make and deliver a new Note of like tenor in lieu of this Note.
10.Governing Law; Jurisdiction. This Note shall be governed by the Laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause application of the Laws of any jurisdiction other than the State of New York. All claims, proceedings, and causes of action (“Actions”) arising out of or relating to this Note shall be heard and determined in any state or federal Court sitting in the State of New York, County of New York. Each of the parties to this Note irrevocably submits to the exclusive jurisdiction of the state Courts of New York located in the County of New York, and to the jurisdiction of the United States District Court for the Southern District of New York, for the purpose of any Action arising out of or relating to this Note and each party hereto irrevocably agrees that all claims in respect of such Action may be heard and determined exclusively in any New York state or federal Court sitting in the State of New York. Each of the parties to this Note consents to service of process by delivery pursuant to Section 7.1 of the Purchase Agreement and agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
11.Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUR OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature page follows]

IN WITNESS WHEREOF, Payor has executed this Note as of the date first above written.
PAYOR:
TRAVELZOO (EUROPE) LIMITED

By: /s/ Richard Singer
Name: Richard Singer
Its: Managing Director, Europe